Exhibit 99.1

Farmers and Merchants Bancshares, Inc. to Acquire Carroll Bancorp, Inc.

Hampstead and Sykesville, Maryland, March 6, 2020 – Farmers and Merchants Bancshares, Inc. (OTC PINK: FMFG, “Farmers and Merchants”), parent company of Farmers and Merchants Bank, announced today that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby it will acquire Carroll Bancorp, Inc. (OTC PINK: CROL, “Carroll”), parent company of Carroll Community Bank, in an all-cash transaction valued at $25 million, or approximately $21.63 per share of Carroll common stock, subject to adjustment under certain circumstances provided for in the agreement.

The proposed transaction will enhance Farmers and Merchants’ presence in Carroll County and is expected to result in Farmers and Merchants becoming the 14th largest bank based in the state of Maryland by total deposits, with total consolidated assets in excess of $620 million. Farmers and Merchants anticipates that the proposed transaction will be immediately accretive to its earnings per share, before the impact of one-time transaction expenses.

James R. Bosley Jr., President and CEO of Farmers and Merchants, commented, “We are very excited about the proposed merger with Carroll Community Bank. Our companies share similar values and our partnership will reinforce the foundation for an extraordinary community bank that puts our customers, employees, and communities first. We look forward to bolstering our banking presence in existing markets and entering attractive new markets that are a logical extension of our existing footprint.”

“We are proud to partner with Farmers and Merchants Bank, and believe the merger is an excellent fit,” said Russell J. Grimes Jr., President and Chief Executive Officer of Carroll Community Bank. “We believe this combination will better align our resources, enhance our financial strength, and expand our product offerings and technology solutions, all of which will allow us to better-serve our customers and communities.”

Pursuant to the Merger Agreement and the related agreements, Carroll will merge with and into Farmers and Merchants, with Farmers and Merchants as the surviving company, and Carroll Community Bank will merge with and into Farmers and Merchants Bank, with Farmers and Merchants Bank as the surviving Maryland commercial bank. The combined bank will operate under the Farmers and Merchants Bank name.

The proposed transaction, which has been approved by the Boards of Directors of both companies but remains subject to customary closing conditions as well as approval by Carroll’s stockholders and by applicable bank regulatory authorities, is expected to be completed in the second half of 2020.

Olsen Palmer LLC served as financial advisor and Gordon Feinblatt LLC served as legal advisor to Farmers and Merchants. Piper Sandler & Co. served as financial advisor and Luse Gorman, PC served as legal counsel to Carroll.

The foregoing is intended only as a summary and is qualified in its entirety by reference to the terms of the Merger Agreement, which will be included as an exhibit to Farmers and Merchant’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days of this release.

About Farmers and Merchants Bancshares, Inc.

Founded in 1919, Farmers and Merchants has total assets in excess of $440 million and operates six traditional branches within the state of Maryland - Upperco, Hampstead, Greenmount, Reisterstown, Owings Mills and Westminster. More information about Farmers and Merchants can be found on its website: www.fmb1919.bank.

About Carroll Bancorp, Inc.

Carroll Bancorp, Inc. serves as the holding company for Carroll Community Bank, which has total assets in excess of $180 million and is based in Eldersburg, Maryland. Carroll Community Bank was originally organized in 1870 as Sykesville Perpetual Building Association and subsequently re-named Sykesville Federal Savings Association in 1988. In 2010, the bank’s name was changed to Carroll Community Bank and its charter was converted to a state charter. For more information about Carroll Bancorp, Inc., please visit https://carrollcobank.com/.

Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, statements relating to the expected impact of the Merger and the related transactions (collectively, the “Proposed Transaction”) on the combined entity’s operations, financial condition, and financial results, (ii) expectations regarding the ability of Farmers and Merchants to successfully integrate the combined businesses, and (iii) the amount of cost savings and other benefits that are expected to be realized as a result of the Proposed Transaction. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release because actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors, include, but are not limited to, the ability to obtain regulatory approvals and meet other closing conditions required to complete the Proposed Transaction, including necessary approvals by Carroll’s stockholders, on the expected terms and schedule, delays in closing the Proposed Transaction, difficulties and delays in integrating the Carroll business or fully realizing cost savings from and other anticipated benefits of the Proposed Transaction, business disruption during and following the Proposed Transaction, customer and employee relationships and business operations may be disrupted by the Proposed Transaction, changes in interest rates and capital markets, inflation, customer acceptance of the combined business’s products and services, deterioration in economic conditions in our target markets or nationally, changes in laws, regulations, policies and guidelines that impact the companies’ ability to collect on outstanding loans or otherwise negatively impact their businesses, and other risk factors detailed from time to time in filings made by Farmers and Merchants with the SEC. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release, and neither Farmers and Merchants nor Carroll undertakes any obligation, and each specifically declines any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed Merger, Carroll will mail or otherwise provide to its stockholders a proxy statement regarding the proposed Merger. BEFORE MAKING ANY VOTING DECISION, CARROLL’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS THAT FARMERS AND MERCHANTS MAY FILE WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER.

For Farmers and Merchants investor inquiries or further information, contact:

James R. Bosley, Jr.

President and CEO

4510 Lower Beckleysville Road, Suite H

Hampstead, MD 21074

410-374-1510

Jim.Bosley@fmb1919.bank

For Carroll investor inquiries or further information, contact:

Russell J. Grimes, Jr.

President & CEO

1321 Liberty Road

Sykesville, MD 21784

410-795-1900 x9221

rgrimes@carrollcobank.com